Supplement to Senior Executive Employment Agreement

David G. Watumull

This supplement (this “Supplement”) is dated as of June 30, 2015.

Reference is hereby made to that certain EMPLOYMENT AGREEMENT (the “Agreement”) that was made as of February 7, 2014 by and between CARDAX, INC., a Delaware corporation (the “Company”), and David G. Watumull, an individual (the “Employee”). Capitalized terms used in this Supplement that are not otherwise defined in this Supplement shall have the respective meanings ascribed thereto in the Agreement.

For good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties to the Agreement hereby agree to amend and supplement the Agreement as provided in this Supplement.

1. Cash Compensation.

1.1 Effective April 1, 2015, Section 2.1 of the Agreement is amended to reduce the Annual Payment (which is the annual cash compensation) from $450,000 to $225,000 and shall read in its entirety as follows:

2.1 Annual Compensation. From and after April 1, 2015 until termination of the Employee’s employment hereunder in accordance with Section 3, the Company shall pay to the Employee a fixed base salary at an annual rate of $225,000 (the “Annual Payment”). Subject to Section 2.8, the Annual Payment shall be paid to the Employee in accordance with the normal payroll practices of the Company as in effect from time to time. The amount of the Annual Payment may be increased, in the sole discretion of the Company, to be effective upon any renewal of the term of this Agreement.

1.2 Section 2.2 is amended to provide a targeted annual bonus and the following shall be added at the end of such provision:

The Employee will be entitled to receive a targeted annual cash bonus equal to 50% of the then effective Annual Payment if the Company has earned operating revenues for the 12 month period ending March 31, 2016 of at least $100,000 as conclusively evidenced by the Company’s financial statements that the Board determines, in good faith, as likely to be normal recurring operating revenues. Such targeted annual cash bonus would be paid in a lump sum in the month following such annual period.

1.3 Effective April 1, 2015, the following shall be added to the end of Section 2 as a new Section 2.8:

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2.8 Payment in Stock or Grant of Options.

2.8.1 Notwithstanding the obligations under Section 2.1, the Company shall have the right and option to pay and discharge its obligations for the Annual Payment that accrues during any fiscal quarter commencing after June 30, 2015 that has not been paid by cash if, in the determination of the Board, the Company does not have sufficient cash resources to pay such amounts in cash when due. The amount that as of the end of any fiscal quarter is due and payable and has not been paid in cash shall be paid by the Company issuing common stock, par value $0.001 per share (“Common Stock”) at the Quarterly Value or granting incentive stock options to purchase Common Stock or, in the discretion of the Employee, nonqualified stock options to purchase Common Stock so that the number of shares or options, valued at the Quarterly Value, is equal to the unpaid cash amount as of such quarter.

2.8.2. The initial exercise price for such options will be the closing price of the Common Stock as of the end of the applicable quarter, which shall be the date that any such options are granted; provided, that if such closing price is 90% or less of the closing price of the immediately prior trading date, then the initial exercise price shall be the greater of (x) the closing price as of the end of such quarter or (y) the 5 day volume weighted average closing price (“VWAP”) for the 5 trading days ending on the last trading day of such quarter.

2.8.3 For the purposes of this Agreement, the term “Quarterly Value” shall mean the value as of the end of the applicable quarter using the 20 day VWAP as of the end of such quarter. The value of stock options will be determined by the Company using a Black Scholes model for such 20 day VWAP with such other factors as are appropriate to accurately calculate the value of the stock options as of the end of quarter.

2.8.4 Stock options that are granted under this Section 2.8 shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term; provided that if the employment of the Employee is separated, then right of the Employee to exercise all incentive stock options shall expire within 90 days of such separation if, and to the extent that, such accelerated exercise period is required to maintain incentive stock option treatment of such options.

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2. Payment of 2015 Arrears.

2.1 The amount of the accrued and unpaid Annual Amount of the Employee for the first quarter of 2015 is equal to $98,385. Such amount shall be discharged in full by the Company granting the Employee an incentive stock option to purchase 468,498 shares of Common Stock with an initial exercise price equal to $0.32 per share. Such option shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term; provided that if the employment of the Employee is separated, then right of the Employee to exercise all incentive stock options shall expire within 90 days of such separation if, and to the extent that, such accelerated exercise period is required to maintain incentive stock option treatment of such options.

2.2 The amount of the accrued and unpaid Annual Amount of the Employee for the second quarter of 2015 is equal to $50,789. Such amount shall be discharged in full by the Company granting the Employee an incentive stock option to purchase 390,686 shares of Common Stock with an initial exercise price equal to $0.20 per share. Such option shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term; provided that if the employment of the Employee is separated, then right of the Employee to exercise all incentive stock options shall expire within 90 days of such separation if, and to the extent that, such accelerated exercise period is required to maintain incentive stock option treatment of such options.

3. Ratification and Release.

3.1 The terms and conditions of the Agreement as modified by this Supplement are acknowledged and agreed to be in full force and effect.

3.2 Employee hereby waives all payment defaults that are the subject of this Agreement, and any rights related thereto.

4. Certain Other Provisions.

4.1 The provisions of Sections 18, 19, 20, 21, 22, and 23 of the Agreement are hereby incorporated into this Supplement as if fully stated herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplement as of the date first written above.

COMPANY:

Cardax, Inc., a Delaware corporation

By:	/s/ Nicholas Mitsakos
Name:	Nicholas Mitsakos
Title:	Executive Chairman

EMPLOYEE:

/s/ David G. Watumull
David G. Watumull, Individually

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